Exhibit 5.1

KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

Citigroup Center
153 East 53rd Street
New York, New York 10022-4611

(212) 446-4800

www.kirkland.com

Facsimile: (212) 446-4900

September 18, 2007

Mobile Services Group, Inc.
Mobile Storage Group, Inc.
700 North Brand Boulevard, Suite 1000
Glendale, California 91203

            Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We are issuing this letter in our capacity as special legal counsel for and at the request of Mobile Services Group, Inc., a Delaware corporation, and Mobile Storage Group, Inc., a Delaware corporation (together the “Issuers”), A Better Mobile Storage Company, a California corporation, and Mobile Storage Group (Texas), L.P., a Texas limited partnership, (together, the “Guarantors,” and together with the Issuers, the “Registrants”). This letter is being delivered in connection with the proposed registration by the Issuers of $200,000,000 in aggregate principal amount of the Issuers’ 9¾% Senior Notes due 2014 (the “Exchange Notes”), and the registration by the Guarantors of the guarantees of the Exchange Notes (the “Guarantees”), pursuant to a Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 18, 2007 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

     The Exchange Notes and the Guarantees will be issued pursuant to the Indenture, dated as of August 1, 2006 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, N.A., as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuers’ outstanding 9¾% Senior Notes due 2014 (the “Old Notes”) and the guarantees thereof, of which $200,000,000 in aggregate principal amount are subject to the exchange offer pursuant to the Registration Statement.

     In connection with issuing this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the

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KIRKLAND & ELLIS LLP

Mobile Services Group, Inc.
Mobile Storage Group, Inc.
September 18, 2007

governing charter documents of the Registrants, as those may have been amended and/or restated from time to time, (ii) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement and (v) the Registration Rights Agreement, dated as of August 1, 2006, by and among the Registrants and Lehman Brothers Inc., Goldman, Sachs & Co. and Wachovia Capital Markets, LLC, relating to the Old Notes.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of the parties to obtain certain remedies and (iv) any applicable laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

     Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be binding obligations of the Issuers and the Guarantees will be binding obligations of the Guarantors.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we

KIRKLAND & ELLIS LLP

Mobile Services Group, Inc.
Mobile Storage Group, Inc.
September 18, 2007

are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ KIRKLAND & ELLIS LLP KIRKLAND & ELLIS LLP